EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders of Heska Corporation:

We consent to the incorporation by reference in Registration Statements File Nos. 333-55602 and 333-76374 (Form 3), and 333-102871, 333-89738, 333-82096, 333-55112, 333-39448, 333-38138, 333-72155, 333-47129, 333-34111 and 333-30951 (Form S-8) of Heska Corporation and subsidiaries of our report dated March 28, 2003, with respect to the consolidated balance sheet of Heska Corporation and subsidiaries, as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and related financial schedule, which report appears in the December 31, 2002, annual report on Form 10-K of Heska Corporation and subsidiaries.

Our report also refers to our audit of the disclosures added to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 2, to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such disclosures.

/s/    KPMG LLP

Denver, Colorado

March 28, 2003